Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated 31st May, 2006

Reverse Convertible Bond on Broadcom Corp
Final Terms and Conditions

Issuer:	Eksportfinans ASA
Rating:	Moodys: Aaa / S&P: AA+ / Fitch: AAA
Lead Manager:	Commerzbank Capital Markets Corporation
Type of Security:	US MTN
Underlying:	Broadcom Corp (Ticker Bbg: BRCM UQ)

Currency:	USD
Volume:	USD 3,000,000
Denominations:	USD 1,000
Issue Price:	100%

Payment Date:	05th June 2006
Valuation Date:	23rd November 2006
Redemption Date:	05th December 2006

Coupon:	19.14753% p.a. — Payable Monthly

Coupon payment dates:	USD 15.74 will be paid on 5th July 2006
USD 17.31 will be paid on 7th August 2006
USD 15.21 will be paid on 5th September 2006
USD 15.74 will be paid on 5th October 2006
USD 16.79 will be paid on 6th November 2006
USD 15.21 will be paid on 5th December 2006

Strike Price:	USD 33.24
Barrier Level:	USD 29.25 (88% of the Strike Price)

Redemption Price:	a) 100%

OR

b) If the closing price of the Underlying share on the primary exchange for the shares (currently the Nasdaq Stock Exchange) on the Valuation Date is below the Strike Price AND the share price on the primary exchange for the shares has quoted at or below the Barrier Level at least once from Trade Date until Valuation Date (both inclusive), the investor will receive 30.1932 shares of the Underlying (fractions will be cash settled)

Business Days for Payment:	New York
Business Day Convention:	Modified Following (Adjusted)
Day Count Basis:	Actual/Actual (ICMA 251)

ISIN:	US28264QCL68
Common Code:	025711700
CUSIP:	28264QCL6
WKN:	A0GTDG

Settlement:	DTC / Clearstream / Euroclear
Calculation Agent:	Commerzbank AG

Listing:	None

Accrued Interest:	On the secondary market, traded prices will not include any accrued interest that should be added for the settlement (“Clean Prices”)

Coupon Split:	5.00% p.a. for interest premium
14.14753% p.a. for option premium

Contact:	Aurelien Vicart +1 212 266 73 00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (Registration No. 333-124095). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-888-327-2456.
Disclaimer
 Any transaction by US persons must be effected with Commerzbank Capital Markets Corporation (“CCMC”). Under applicable US law information regarding clients of CCMC may be distributed to other companies within the Commerzbank Group.
This document is distributed in Japan by Commerz Securities (Japan) Co. Ltd.